UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 19, 2010
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., 12th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The Compensation Committee of the Board of Directors approved the following 2009 incentive compensation arrangements for Richard B. Handler, our Chairman and CEO, and Brian P. Friedman, our Chairman, Executive Committee, on January 19, 2010.
For 2009, Mr. Handler will receive incentive compensation consisting of $6 million in cash and $6 million in Performance-Linked Restricted Stock and Mr. Friedman will receive incentive compensation consisting of $9 million in Performance-Linked Restricted Stock Units. The restricted stock and restricted stock unit grants to Messrs. Handler and Friedman are subject to 2010 performance criteria and will vest ratably over a three year period from grant date. The cash component of Mr. Handler’s incentive compensation is not expected to be tax deductible pursuant to section 162(m) of the Internal Revenue Code.
The restricted stock agreement for Mr. Handler and the restricted stock unit agreement for Mr. Friedman contain a provision that provides that the restricted stock or restricted stock units will vest if the executive’s employment is terminated by reason of the executive’s death or disability. The agreements contain a provision that provides that the restricted stock or restricted stock units will continue to vest if the Company terminates the executive’s employment without Cause (as defined in the agreement) and the executive thereafter does not compete with the Company. Unlike the standard grant given as part of our year-end compensation process, if the executive’s employment is terminated by the executive, other than by death or disability, the unvested restricted stock and restricted stock units will be forfeited.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: January 20, 2010	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary